SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[x]	Soliciting Material Under Rule 14a-12

Violin Memory, Inc.

(Name of Registrant as Specified In Its Charter)

Clinton Group, Inc.

Imation Corp.
Clinton Relational Opportunity Master Fund, L.P.

Clinton Magnolia Master Fund, Ltd.

Clinton Special Opportunities Master Fund, L.P.

George E. Hall

Ralph Schmitt

Alex Spiro

Michael V. Wall

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

CLINTON GROUP AND IMATION CORP. SEND LETTER TO VIOLIN MEMORY BOARD OF DIRECTORS

NEW YORK, February 19, 2016 /PRNewswire/ -- Clinton Group, Inc. (“Clinton Group” or “CGI”) and Imation Corp. (“Imation”), both stockholders of Violin Memory, Inc. (“Violin Memory” or the “Company”) (NASDAQ: VMEM), announced today that they sent a letter to the Company’s Board of Directors regarding the ongoing sale process of the Company.

“As we have stated previously in our communications to shareholders, Clinton Group and Imation believe that Violin Memory should be sold to a strategic buyer. As we expect the process to conclude in the coming weeks, we would expect the Board of Directors to engage in meaningful discussions about the Company’s options with its largest common shareholders and bondholders to decide the fate of the Company. These stakeholders, who have witnessed significant value destruction at the hands of the Company’s Board of Directors and management team, should be allowed the opportunity to execute confidentiality agreements and opine on final proposals in an unbiased fashion,” stated Joseph A. De Perio, Senior Portfolio Manager, Activist Investments, at Clinton Group.

As a reminder, in January 2016, Clinton Group and Imation submitted a notice of their intent to nominate three individuals to the Company’s Board of Directors at the 2016 Annual Meeting.

About Clinton Group, Inc.

Clinton Group, Inc. is a diversified asset management firm that is a Registered Investment Advisor. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes.

About Imation Corp.

Imation’s (NYSE: IMN) principal line of business is global data storage and information security. Imation’s products and solutions help organizations and individuals store, manage and protect digital content. Imation’s storage and security solutions include Nexsan high-density, archive and solid-state optimized unified hybrid storage solutions; and Connected Data file sync and share appliances. In addition, following the strategic review announced in October 2015, the Company expects to seek and explore new opportunities that will allow it to pursue a diverse range of business opportunities. For more information, visit www.imation.com.

# # #

The full text of Clinton Group, Inc.’s letter follows:

Clinton Group, Inc.

510 Madison Avenue, 9th Floor

New York, New York, 10022

February 19, 2016

Violin Memory, Inc.

4555 Great American Parkway

Santa Clara, CA 95054

Attention: Board of Directors

Gentlemen:

As you may know, Clinton Group, Inc. (“Clinton Group”) has been an investor in the common stock of Violin Memory, Inc. (“Violin” or the “Company”) for almost two and a half years and has followed the Company’s progress since its initial public offering. You will also recall our recent notification of our intent to nominate three candidates to the Company’s Board of Directors at the upcoming annual meeting.

Our message today is quite simple. The common shareholders and convertible bondholders of the Company should have the ability, if they desire, to weigh in on the future of Violin. We would expect the sale process launched in Q4 2015 to reach a decision point for the Board of Directors sometime in the next month. Our group, along with others willing to execute a short-term confidentiality agreement, should be afforded the opportunity to voice their opinions on the acceptability of any final proposals to buy the Company.

Furthermore, it would be inappropriate for the Board of Directors to make any decision or reject any offer in favor of an alternate business plan without consulting with stakeholders and evaluating (i) management’s execution to date and (ii) the additional numerous risks from such an alternate plan.  Shareholders should not bear the brunt of a Board of Directors and executive team that may be desirous of preserving their own interests by pursuing an ill-fated standalone plan while continuing to enrich themselves with annual compensation and equity grants.

The track record of the management team and Board of Directors speaks for itself, and unbiased stakeholders should decide the fate of this Company. If you see it fit, in the interim, we are available at (212) 825-0400 to discuss further.

_______________________

Joseph A. De Perio

Senior Portfolio Manager

cc: Board of Directors of Imation Corp.

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON SPECIAL OPPORTUNITIES MASTER FUND, L.P., CLINTON GROUP, INC., AND GEORGE E. HALL (COLLECTIVELY, “CLINTON”), IMATION CORP. (“IMATION”) AND RALPH SCHMITT, MICHAEL WALL, AND ALEX SPIRO (TOGETHER WITH CLINTON AND IMATION, THE “PARTICIPANTS”) INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS’ SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF VIOLIN MEMORY, INC. (THE “COMPANY”) FOR USE AT THE COMPANY’S 2016 ANNUAL MEETING OF STOCKHOLDERS (THE “PROXY SOLICITATION”). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY’S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV/.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A FILED BY CLINTON WITH THE SEC ON JANUARY 8, 2016. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

CONTACT: Clinton Group, Inc., +1-212-825-0400